Exhibit 99
Interstate General Company L.P., A Limited Partnership Executive Offices: 105 West Washington Street, P.O. Box 1280, Middleburg, Virginia 20118 (540) 687-3177 FAX (540) 687-3179

NEWS RELEASE

IGC RECEIVES NOTICE OF NON-COMPLIANCE FROM PACIFIC STOCK EXCHANGE

FOR IMMEDIATE RELEASE January 12, 2005	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC" or "the Company") confirmed today that its units no longer trade on the American Stock Exchange ("AMEX") or the Pacific Stock Exchange ("PCXE"). The Company previously reported the proposed de-listing action by the AMEX and the PCXE in news releases dated December 22, 2004, and January 4, 2005. Bid and asked prices for the Company's units are listed in the "pink sheets" under the symbol IGLPA.PK.

The Company is exploring a possible sale of its remaining land and other assets for cash, followed by a liquidation of the Company and distribution to unitholders of the proceeds remaining, if any, after debt repayment and other financial obligations are met. No contracts have been entered into for the sale of the Company's land and until legally binding arrangements are in place, the Company will not know the amount of cash, if any, that will be available for distribution to unitholders or the timing thereof. The Company's objective is to wind up its affairs by March 31, 2005, but there can be no assurances that it will be successful in selling its land and other assets and winding up its affairs by such time.

Ownership interests in Interstate Waste Technologies, Inc. ("IWT") and Caribe Waste Technologies, Inc. ("CWT"), not owned by four present or former employees, are held in trust for the benefit of IGC's unitholders. These interests will continue to be held in trust for the benefit of IGC's unitholders subsequent to the proposed winding up of the Company. IWT/CWT are seeking funding to continue operations, principally for a waste-to-energy project in Puerto Rico. The ability to obtain third party funding will depend upon entering into a power purchase agreement, and probably at least one municipal waste processing agreement. These agreements are likely to take at least 90 days and quite possibly longer. During this period, IWT/CWT will seek funding from available sources, including related parties. To date no funding commitments have been made.

This news release contains forward-looking information and statements. Investors are cautioned that such statements involve known and unknown results, risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, whether expressed or implied, in the forward-looking statement. Forward-looking statements are related to anticipated events. Numerous factors could cause results to differ, including but not limited to changes in market demand, interest rates, impact of competitive facilities and pricing, dependence on third party suppliers, changes in government regulations, and the cyclical nature of real estate and the uncertainties of the Company's development project. Although the Company believes that its plan, intentions or expectations reflected in such forward-looking statements are reasonable, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-QSB on file with the Securities and Exchange Commission for the quarter ended September 30, 2004.